Exhibit 99.B(h)(4)

AMENDMENT TO

ADMINISTRATION AGREEMENT

AMENDMENT made as of the 1st day of March, 2012 and effective as of the dates set forth below, between The Boston Trust & Walden Funds (formerly known as The Coventry Group), a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi” or the “Administrator”), to that certain Administration Agreement, dated March 23, 1999, between the Trust and Citi (as in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration services for each of the investment portfolios (each a “Portfolio” and collectively the “Portfolios”) of the Trust known as the Boston Trust/Walden Funds as now in existence and advised by Boston Trust Investment Management, Inc. (formerly known as United States Trust Company of Boston);

WHEREAS, the Agreement provides that Citi may perform such other services for the Trust or the Portfolios as are mutually agreed upon by the parties from time to time, for amounts that are mutually agreed upon by the parties;

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to provide for performance reporting services and to amend certain other terms of the Agreement, including without limitation, the fees and the term;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.                                       Amendments.

(a)                                  Effective March 14, 2001, Article 2 of the Agreement shall be amended by adding the following prior to the last paragraph thereof:

“(s)  From time to time, upon request of the Trust, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(i)            Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(ii)           Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(iii)          Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP;

(iv)          Coordination with the print vendor for final printing of the annual and semi reports;

(v)           Creation of templates for, and preparation of reports to the Trust’s Board; and

(vi)          Creation of templates for, and typesetting of, the statutory and summary prospectuses.”

(b)                                 Effective March 23, 1999, Article 2 of the Agreement shall be amended by adding the following prior to the last paragraph thereof:

“(t)          Provide administrative services for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) preparing the relevant sections of the Board materials required to be prepared or provided by Citi, (iii) assist with gathering special materials related to annual contract renewals and approval of fund-related plans, policies and procedures, and (iv) confirming amounts to be paid as Trustees’ compensation.”

(c)                                  Effective June 1, 2010, Article 2(t) of the Agreement shall be deleted and replaced with the following:

“(t)          Provide administrative services for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared or provided by Citi, (iv) assist with gathering special materials related to annual contract renewals and approval of fund-related plans, policies and procedures, (v) confirming amounts to be paid as Trustees’ compensation and (vi) performing such other Board meeting functions as agreed from time to time, including the preparation of certain memoranda and presentation materials that are appropriately within the scope of Citi’s duties hereunder.”

(d)                                 Effective June 1, 2010, Article 3(B) of the Agreement shall be amended by adding the following to the end of the only sentence thereof:

“and all printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials.”

(e)                                  Effective June 1, 2010, the following is added as Article 15 and Article 16 of the Agreement:

“Article 15.  Privacy

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Administrator, or collected or retained by Administrator in the course of performing its duties as service agent, shall be considered confidential information.  Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator involved in servicing the Trust except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws).  Administrator represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Administrator.  The Trust represents to Administrator that it has adopted a Statement of its privacy policies and practices as required by the SEC’s Regulation S-P and agrees to provide Administrator with a copy of that statement annually.

Article 16.  Miscellaneous

(a)           Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)           This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)           If any part, term or provisions of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.”

(f)                                    Notwithstanding anything in this Amendment or the Agreement (including any prior amendments thereto) to the contrary, effective as of March 23, 1999, Schedule A of the Agreement shall be amended by:

(i)                                     under the heading “Fees”, deleting “.20% of each Portfolio’s average daily net assets” and replacing with:

“0.15% of the first $250 million in aggregate net assets (measure monthly) of all Portfolios, plus

0.13% of the aggregate net assets (measure monthly) of all Portfolios in excess of $250 million and up to $500 million, plus

0.11% of the aggregate net assets (measured monthly) of all Portfolios in excess of $500 million and up to $750 million, plus

0.09% of the aggregate net assets (measured monthly) of all Portfolios in excess of $750 million.”

(g)                                 Effective as of March 14, 2001, Schedule A of the Agreement shall be amended by:

(i)                                     inserting prior to the heading “Terms”:

“As compensation for the Performance Reporting Services provided from time to time, the Trust shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services.  Administrator shall provide the Trust with a proposal approximately six (6) weeks prior to the end of the Trust’s fiscal year, and the Trust shall advise Administrator of the Trust’s acceptance of such proposal within two (2) weeks of submission thereof.  A quote shall be provided upon request and shall be based upon the following schedule of fees:

Monthly Performance Reports (Marketing Slicks)			$350—$1,000 (defined by content)
Quarterly Performance Reports (Marketing Slicks)			$350 per page

Creative Direction and Design
Creation/Design of Cover Artwork	$500.00	Flat fee

Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections.  These services are supplied by freelance writers and their fees are in addition to Administrator’s fees.  These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter — Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per Portfolio.	$425.00

Board Book Graphics Materials - Composition Charges
Production Designer Project Management fee	$135 per hour
New Set Page (From Supplied File Copy)
Convert and Develop Graphic Format For Graphical
Representation of Tabular Pages	$75 per page
New Set Page (from supplied file copy) Text Pages	$25 per page

New Chart (from supplied file copy)	$90 per chart

Coordination Charges

The Coordination charges include the following services:  Coordination with all Administrator internal and external contacts (Citi Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Portfolio	$3,000	Flat fee
Each additional Portfolio	$500	Per Portfolio

Typesetting - Initial Composition
New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Creation/Design of Cover Artwork			$500 Flat fee
Creation/Design of Book Style			$1,000 Flat fee

Typesetting - Initial Composition of Fiscal Reports and Annual Updates
Annual/Semi Report - Composition Charges
Prospectus - Composition Charges
Citi provides two options for production of Fiscal and Annual Reports:
Option 1: Unlimited alterations to your report (see below for price list).
Option 2: . Charge for alteration cycles to your report (see below for price list).
Full estimates based on page count can be provided upon request.
Option 1 - Initial Composition
Typesetting includes setup and unlimited alteration cycles			$90 per page (pg)
Option 1 - Charting
New Chart includes setup and unlimited alteration cycles			$65 per chart
Option 2 - Initial Composition
New set page (Using Existing Style Pages) includes 1 alteration cycle			$45 pg
Typesetting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)			$25 pg
Standard Turn (24 hours Medium Edits)			$25 pg
Standard Turn (24 hours Heavy Edits)			$30 pg
Same Day Turn (4 - 8 hours Light Edits)			$30 pg
Same Day Turn (4 - 8 hours Medium Edits)			$30 pg
Same Day Turn (4 - 8 hours Heavy Edits)			$35 pg
Same Day Turn (under 4 hours Light Edits)			$35 pg
Same Day Turn (under 4 hours Medium Edits)			$35 pg
Same Day Turn (under 4 hours Heavy Edits)			$40 pg
Option 2 - Charting

New set chart	$65 chart
Charting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$25 chart
Standard Turn (24 hours Medium Edits)	$25 chart
Standard Turn (24 hours Heavy Edits)	$25 chart
Same Day Turn (4 - 8 hours Light Edits)	$27 chart
Same Day Turn (4 - 8 hours Medium Edits)	$27 chart
Same Day Turn (4 - 8 hours Heavy Edits)	$27 chart
Same Day Turn (under 4 hours Light Edits)	$30 chart
Same Day Turn (under 4 hours Medium Edits)	$30 chart
Same Day Turn (under 4 hours Heavy Edits)	$30 chart
Ancillary Items Included At No Additional Fee
Blacklining edits	N/C
Electronic Bookproofs	N/C
PDF generation for additional rounds of proofs from typesetting department.	N/C
E-Mail distribution of each round of proofs from typesetting department	N/C
Blacklining edits	N/C

Rush/QTA charges:

Citi charges these as a ‘per page’ premium that is added onto whatever the normal charge for an action would have been. Only pages, which are specifically requested for ‘Rush’ turn, are billed as such.

Alterations:

Citi’s standard alterations (“alt”) turn cycles are stated as 24 hrs. For normal sized documents, the expectation is that alterations received by close of-business will be completed and proofed by the following day. For same-day alts, Citi does differentiate along specific windows of time. If same-day alterations are requested, ‘Rush’ page premiums will apply, and those alterations will be completed as quickly as possible. Typically within 1-2 hrs.

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Administrator in accordance with the provisions of this Agreement.”; and

(ii)                                  deleting “June 1, 2001” under the heading “Term” and replacing with “March 1, 2013.”

(h)                                 Effective as of March 1, 2012, all versions of Schedule A are deleted and replaced with the attached Schedule A.

2.                                       Representations and Warranties.

(a)                                  The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)                                 Citi represents that it has full power and authority to enter into and perform this Amendment.

3.                                       Miscellaneous.

(a)                                  This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                                 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)                                  Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)                                 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:

Name:

Title:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

BETWEEN

THE BOSTON TRUST & WALDEN FUNDS

AND

CITI FUND SERVICES OHIO, INC.

Effective March 1, 2012

This Agreement shall apply to all Boston Trust/Walden Fund Portfolios of The Boston Trust & Walden Funds advised by Boston Trust Investment Management, Inc., either now or hereafter created (individually, the “Portfolio”, and collectively, the “Portfolios”). The current Portfolios of the Trust advised by Boston Trust Investment Management, Inc. are set forth below:

Boston Trust Balanced Fund

Boston Trust Equity Fund

Boston Trust Small Cap Fund

Boston Trust Midcap Fund

Walden Balanced Fund

Walden Equity Fund

Walden Small Cap Innovations Fund

Boston Trust SMID Cap Fund

Walden Midcap Fund

Walden SMID Cap Innovations Fund*

*Portfolio has yet to commence operations.

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement and pursuant to the Fund Accounting Agreement executed between the Trust and CITI FUND SERVICES OHIO, INC. with respect to fund accounting services to be provided by CITI FUND SERVICES OHIO, INC. to portfolios of The Boston Trust & Walden Funds, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

0.15% of the first $250 million in aggregate net assets (measure monthly) of all Portfolios, plus

0.13% of the aggregate net assets (measure monthly) of all Portfolios in excess of $250 million and up to $500 million, plus

0.11% of the aggregate net assets (measured monthly) of all Portfolios in excess of $500 million and up to $750 million, plus

0.09% of the aggregate net assets (measured monthly) of all Portfolios in excess of $750 million.

The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust’s Declaration of Trust or Articles of Incorporation or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

The fee payable by the Trust hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator’s sole discretion.

As compensation for the Performance Reporting Services provided from time to time, the Trust shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services.  Administrator shall provide the Trust with a proposal approximately six (6) weeks prior to the end of the Trust’s fiscal year, and the Trust shall advise Administrator of the Trust’s acceptance of such proposal within two (2) weeks of submission thereof.  A quote shall be provided upon request and shall be based upon the following schedule of fees:

Monthly Performance Reports (Marketing Slicks)			$350—$1,000 (defined by content)
Quarterly Performance Reports (Marketing Slicks)			$350 per page

Creative Direction and Design
Creation/Design of Cover Artwork	$500.00	Flat fee

Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections.  These services are supplied by freelance writers and their fees are in addition to Administrator’s fees.  These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter — Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

Preparation of Management’s Discussion of Fund Performance - Interview with Portfolio Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per Portfolio.	$425.00

Board Book Graphics Materials - Composition Charges
Production Designer Project Management fee		$135 per hour
New Set Page (From Supplied File Copy)
Convert and Develop Graphic Format For Graphical
Representation of Tabular Pages		$75 per page
New Set Page (from supplied file copy) Text Pages		$25 per page
New Chart (from supplied file copy)		$90 per chart

Coordination Charges

The Coordination charges include the following services:  Coordination with all Administrator internal and external contacts (Citi Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Portfolio	$3,000	Flat fee
Each additional Portfolio	$500	Per Portfolio

Typesetting - Initial Composition
New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Creation/Design of Cover Artwork		$500 Flat fee
Creation/Design of Book Style		$1,000 Flat fee

Typesetting - Initial Composition of Fiscal Reports and Annual Updates

Annual/Semi Report - Composition Charges

Prospectus - Composition Charges

Citi provides two options for production of Fiscal and Annual Reports:

Option 1: Unlimited alterations to your report (see below for price list).
Option 2: . Charge for alteration cycles to your report (see below for price list).
Full estimates based on page count can be provided upon request.
Option 1 - Initial Composition
Typesetting includes setup and unlimited alteration cycles	$90 per page (pg)
Option 1 - Charting
New Chart includes setup and unlimited alteration cycles	$65 per chart
Option 2 - Initial Composition
New set page (Using Existing Style Pages) includes 1 alteration cycle	$45 pg
Typesetting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$25 pg
Standard Turn (24 hours Medium Edits)	$25 pg
Standard Turn (24 hours Heavy Edits)	$30 pg
Same Day Turn (4 - 8 hours Light Edits)	$30 pg
Same Day Turn (4 - 8 hours Medium Edits)	$30 pg
Same Day Turn (4 - 8 hours Heavy Edits)	$35 pg
Same Day Turn (under 4 hours Light Edits)	$35 pg
Same Day Turn (under 4 hours Medium Edits)	$35 pg
Same Day Turn (under 4 hours Heavy Edits)	$40 pg
Option 2 - Charting
New set chart	$65 chart
Charting - Alterat ion Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$25 chart
Standard Turn (24 hours Medium Edits)	$25 chart
Standard Turn (24 hours Heavy Edits)	$25 chart
Same Day Turn (4 - 8 hours Light Edits)	$27 chart
Same Day Turn (4 - 8 hours Medium Edits)	$27 chart
Same Day Turn (4 - 8 hours Heavy Edits)	$27 chart
Same Day Turn (under 4 hours Light Edits)	$30 chart
Same Day Turn (under 4 hours Medium Edits)	$30 chart
Same Day Turn (under 4 hours Heavy Edits)	$30 chart
Ancillary Items Included At No Additional Fee
Blacklining edits	N/C
Electronic Bookproofs	N/C
PDF generation for additional rounds of proofs from typesetting department.	N/C
E-Mail distribution of each round of proofs from typesetting department	N/C
Blacklining edits	N/C

Rush/QTA charges:

Citi charges these as a ‘per page’ premium that is added onto whatever the normal charge for an action would have been. Only pages, which are specifically requested for ‘Rush’ turn, are billed as such.

Alterations:

Citi’s standard alterations (“alt”) turn cycles are stated as 24 hrs. For normal sized documents, the expectation is that alterations received by close of-business will be completed and proofed by the following day. For same-day alts, Citi does differentiate along specific windows of time. If same-day alterations are requested, ‘Rush’ page premiums will apply, and those alterations will be completed as quickly as possible. Typically within 1-2 hrs.

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Administrator in accordance with the provisions of this Agreement.

Term:

Pursuant to Article 7, the term of this Agreement shall commence on date of the contract and shall remain in effect through March 1, 2013 (“Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).  This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for “cause,” as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of some substantive shortcoming in its business practices with respect to the Portfolios; or ( c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.  Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator’s cash disbursements for services in connection with the Administrator’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents.

If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, (iii) “cause,” as defined above, or (iv) the termination of a Portfolio’s operations for legitimate economic reasons (e.g., diminished asset size), the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any subadministrator appointed by the Administrator as provided in Article 7 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the balance due the Administrator for the lesser of:  (i) the remainder of the then-current term of this Agreement or (ii) the next twelve (12) months of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust’s assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.